  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 18, 2007

FORTUNE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer
Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On October 18, 2007, Fortune Industries, Inc., an Indiana corporation (the "Company"), entered into the First Amendment to Loan and Security Agreement (“Amended Loan Agreement”) that amended the Company’s existing Loan and Security Agreement (“Loan Agreement”) with Fifth Third Bank (formerly known as Fifth Third Bank (Central Indiana).  The Loan Agreement, which was part of the Company’s $35 Million credit facility, was entered into by the Company on August 31, 2006 and was reported in the Form 8-K filed by the Company on September 7, 2006. The Company’s 2006 credit facility with Fifth Third Bank remains in effect and no additional funds were borrowed by the Company under the Amended Loan Agreement.

The Amended Loan Agreement revises or adds certain terms and conditions to the Loan Agreement. Among the terms of the Amended Loan Agreement is a waiver provided by Fifth Third Bank to the Company for certain defaults by the Company under the terms of the Loan Agreement, which occurred during the fiscal quarters ended February 28, 2007 and May 31, 2007. Additional terms of the Amended Loan Agreement include but are not limited to an increase in the interest rate under the credit facility as detailed in the Amended Loan Agreement.

Finally, the Amended Loan Agreement and certain affiliated agreements entered into in association with the Amended Loan Agreement adjust certain security and collateral obligations of the Company’s two largest shareholders who are personal guarantors of the Company’s obligations under the Amended Loan Agreement. The Amended Loan Agreement is attached hereto as Exhibit 10.1. Certain bank account numbers have been redacted from the attached document in order to protect the security of the parties to the Amended Loan Agreement.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

ITEM 9.01.  Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT #	DESCRIPTION

10.1	First Amendment to Loan and Security Agreement dated as of October 18, 2007 by and between Fortune Industries, Inc., and Fifth Third Bank.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: October 24, 2007	By: /s/ John F. Fisbeck
John F. Fisbeck Chief Executive Officer